UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 31, 2017

INTEGRA LIFESCIENCES HOLDINGS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	0-26224	51-0317849
(State or other jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

311 Enterprise Drive

Plainsboro, NJ 08536

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (609) 275-0500

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On March 31, 2017, Integra LifeSciences Holdings Corporation (the “Company”) entered into an amendment (the “Amendment”) to that certain Fourth Amended and Restated Credit Agreement, dated as of December 7, 2016 (as so amended by the Amendment, the “Credit Agreement”) among the Company, a syndicate of lending banks, and Bank of America, N.A., as Administrative Agent.

The Amendment establishes a $700 million delayed draw term loan A facility, resulting in credit facilities having an aggregate principal amount of up to $2.2 billion being available to the Company. Subject to the satisfaction of customary conditions, the delayed draw term loan will be borrowed in connection with, and the proceeds of which will be used (together with borrowings under our existing revolving credit facility) to consummate and finance, the acquisition contemplated by the Asset Purchase Agreement dated February 14, 2017 between the Company and DuPuy Synthes, Inc., a Delaware corporation. In connection with the Amendment, we expect that the financing commitments from Bank of America, N.A. and JPMorgan Chase Bank, N.A. issued to us in February will be terminated.

A copy of the Amendment is attached as Exhibit 4.1 to this Current Report on Form 8-K and is incorporated into this Item 1.01. The foregoing summary does not purport to be complete and is qualified in its entirety by reference to the full text of the Amendment and of the Credit Agreement.

The press release issued by the Company announcing its entering into the Amendment is attached as Exhibit 99.1 to this Current Report on Form 8-K.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS

(d) EXHIBITS

4.1	Amendment, dated as of March 31, 2017, to that Fourth Amended and Restated Credit Agreement, among Integra LifeSciences Holdings Corporation a syndicate of lending banks, and Bank of America, N.A., as Administrative Agent.

99.1	Press Release issued April 4, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTEGRA LIFESCIENCES HOLDINGS CORPORATION

Date: April 4, 2017	By:	/s/ Glenn G. Coleman
Glenn G. Coleman
		Title:	Corporate Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

4.1	Amendment, dated as of March 31, 2017, to that Fourth Amended and Restated Credit Agreement, among Integra LifeSciences Holdings Corporation a syndicate of lending banks, and Bank of America, N.A., as Administrative Agent.

99.1	Press Release issued April 4, 2017.